Exhibit 99.1

SENOMYX ANNOUNCES THIRD QUARTER 2016 FINANCIAL RESULTS

SAN DIEGO, CA – October 27, 2016 – Senomyx, Inc. (NASDAQ: SNMX), a leading company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients for the food, beverage, and ingredient supply industries, today reported financial results for the third quarter ended September 30, 2016. Total revenues for the third quarter 2016 were $6.0 million including $2.5 million in commercial revenues.

“Senomyx delivered important results in the third quarter to meet key commercial revenue, business development and R&D goals,” stated John Poyhonen, President and Chief Executive Officer of the Company. On September 30th, Senomyx announced a three-year extension of its Natural Sweet Program with PepsiCo, granting non-exclusive rights to natural sweeteners and natural flavor ingredients discovered, developed and selected under the agreement for use in all non-alcoholic beverage product categories.

“Pursuing new collaborative relationships for our Natural Sweet Taste Program that maximize the commercial potential of the program remains a top priority for the Company. Potential partners continue to express significant interest in our Sweet Taste Program to support their goal of reducing calories while maintaining great taste. We have built a strong pipeline of interested third parties and we remain confident in our ability to deliver on new business development opportunities in the future,” Poyhonen stated.

“On the research and development front, we continue to make progress in our natural high intensity, zero calorie sweetener discovery program. Our R&D team is currently focused on advancing our lead natural sweetener into the development phase. This novel sweetener from a plant source has demonstrated greater potency and a better taste profile than rebaudioside-A (the key sweetener in Stevia) in sensory evaluations. We have initiated preliminary safety studies and are continuing our efforts to determine the commercial feasibility of potential fermentation scale-up routes. While the discovery and development timeline is currently uncertain, we are enthusiastic about the potential of this product candidate.”

“In addition, we continue to pursue new products to expand the non-alcoholic beverage market opportunity. We have advanced our next generation sweet taste booster, Sweetmyx® FS22, into the final development stage activities based on the clean results from our initial safety studies with a goal of submitting our application for US regulatory approval in the second half of 2017,” Poyhonen concluded.

“Senomyx’s direct sales program has continued to show good progress since our last quarterly update, as the adoption of our Complimyx® flavor ingredient offerings by our flavor house customers continues to gain momentum,” stated Sharon Wicker, Senior Vice President and Chief Commercial Development Officer. “Our win count has increased to 13 wins across 10 different customers. Additionally, we are very encouraged by the volume increases from our existing customers, driven by repeat orders, allowing us to grow our direct sales base business,” Wicker concluded.

On October 25, 2016, PepsiCo informed Senomyx that it will not be proceeding with a national launch of the reformulated version of Mug Root Beer® containing Sweetmyx S617. However, PepsiCo will continue to sell the reformulated version of Manzanita Sol® containing Sweetmyx S617 throughout the United States.

Financial Results:

Commercial revenues increased to $6.9 million for the nine months ended September 30, 2016 from $5.2 for the same period in 2015. This improvement primarily resulted from higher royalties from our sweet taste boosting and bitter blocking ingredients and higher direct sales of our flavor ingredients to flavor houses. These increases were partially offset by a $1.3 million reduction in one-time commercial milestone revenues compared to 2015. Commercial revenues were $2.5 million in the third quarter 2016 compared to $3.0 million for the same period in 2015. The decrease is due to a $1.5 million one-time milestone earned in the third quarter of 2015 which was offset by growth in both royalty and direct sales revenues.

Development revenues were $11.9 million for the nine months ended September 30, 2016 and $13.4 million in the same period in 2015. The $1.5 million decrease was primarily attributable to lower revenue from our Sweet Taste Program collaboration with Firmenich. The research funding period under this collaboration came to its contractual conclusion in July 2016.

Research, development and patent expenses decreased to $16.2 million in the nine months ended September 30, 2016 from $18.3 million in the same period 2015. The decrease was primarily attributable to lower personnel-related expenses. Selling, general and administrative expenses decreased to $8.9 million in the nine months ended September 30, 2016 from $9.6 million in the same period 2015. Included in these R&D and S,G&A expenses were $3.4 million of non-cash, stock-based expenses.

The net loss for the nine months ended September 30, 2016 improved to $7.0 million compared to $9.7 million for the nine months ended September 30, 2015.

Financial Review and Outlook:

“Consistent with the first two quarters this year, Senomyx outperformed its financial guidance for the third quarter. We beat our net results guidance by over $600,000 driven by higher than anticipated commercial revenues and managing expenses to the low end of our internal target. Looking forward, we will continue to provide only quarterly guidance due to limited control over the timing of both commercial revenue growth and business development activities,” Rogers concluded.

For the fourth quarter of 2016, the Company expects:

●	Revenue to be at least $4.2 million, of which at least $2.3 million are commercial revenues; and
●	Net loss not to exceed $4.5 million or $0.10 per share.

Regarding the Company’s cash position, Senomyx ended the quarter with no debt and $15.7 million in cash. In addition, the Company is currently scheduled to receive $19.1 million in committed development funding payments of which $2.6 million will be received in the fourth quarter of 2016.

Conference Call:

Senomyx will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) Thursday, October 27, 2016 to discuss these financial results and provide an update on the Company. To participate in the live conference call, U.S. residents should dial (844) 825-0514, and international callers should dial (315) 625-6892, at least 10 minutes prior to the call start time. The conference ID for this call is 88731344.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.

About Senomyx, Inc. (www.senomyx.com)

Senomyx discovers novel flavor ingredients and natural high intensity sweeteners that allow food and beverage companies to create better-for-you products.  Under its direct sales program, Senomyx sells its Complimyx® brand flavor ingredients, Sweetmyx®, Savorymyx®, and Bittermyx®, to flavor companies for use in a wide variety of foods and beverages.  In addition, Senomyx has partnerships with leading global food, beverage, and ingredient supply companies, which are currently marketing products that contain Senomyx's flavor ingredients.  For more information, please visit www.senomyx.com.

Forward-Looking Statements:

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding new collaboration agreements and the anticipated funding we may receive, whether the research under our natural sweet taste research program will be successful and lead to the commercialization of any new natural flavor ingredients or sweeteners and the anticipated timing and scope of commercial launch of products containing our flavor ingredients, whether by our collaborators or through our direct sales program. Risks that contribute to the uncertain nature of the forward-looking statements include: large companies such as PepsiCo and Firmenich are typically conservative when implementing changes to their branded products, and may not begin or expand their use of our flavor ingredients when expected or at all; we are substantially dependent on our current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients we may discover; we are dependent on our current and any future product discovery and development collaborators for our research and development funding; we have limited experience in manufacturing, marketing, or selling flavor ingredients on a commercial scale and may not successfully grow our direct sales program; commercial launches of new or reformulated food, beverage and ingredient products incorporating our flavor ingredients may not occur when expected or at all; the commercial utility for a novel flavor ingredient that we develop may ultimately be more limited than we expected; the cost to manufacture and/or formulate any of our flavor ingredients into packaged food and beverage products may be higher than anticipated, which could discourage market entry and acceptance; development activities for newer flavor ingredients may not demonstrate an acceptable safety profile or meet other commercialization criteria; no assurance can be given that we will be successful in developing and bringing to market novel natural flavor ingredients or sweeteners; and we may face challenges in developing manufacturing pathways to supply novel natural flavor ingredients or sweeteners at a competitive cost. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow) Contact:
Tony Rogers Senior Vice President & Chief Financial Officer
Senomyx, Inc.
858-646-8304
tony.rogers@senomyx.com

###

Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Development revenues	$3,472	$4,432	$11,912	$13,375
Commercial revenues	2,548	2,961	6,925	5,237
Total revenues	6,020	7,393	18,837	18,612

Operating expenses:
Cost of commercial revenues	316	179	832	430
Research, development and patents (including $484, $568, $1,481 and $1,637, respectively, of non-cash stock-based compensation)	5,240	6,162	16,159	18,311
Selling, general and administrative (including $608, $751, $1,909 and $2,294, respectively, of non-cash stock-based compensation)	2,945	3,466	8,919	9,599
Total operating expenses	8,501	9,807	25,910	28,340

Loss from operations	(2,481)	(2,414)	(7,073)	(9,728)

Other income	20	9	57	26

Net loss	$(2,461)	$(2,405)	$(7,016)	$(9,702)

Basic and diluted net loss per share	$(0.05)	$(0.05)	$(0.16)	$(0.22)

Weighted average shares used in computing basic and diluted net loss per share	44,819	44,070	44,726	43,798

Condensed Balance Sheets

(in thousands)

	September 30, 2016	December 31, 2015
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$15,726	$22,954
Other current assets	7,521	6,287
Property and equipment, net	2,876	3,334
Total assets	$26,123	$32,575

Accounts payable, accrued expenses and other current liabilities	$5,125	$5,303
Deferred revenues	190	3,511
Deferred rent	2,031	2,445
Leasehold incentive obligation	1,627	1,792
Stockholders’ equity	17,150	19,524
Total liabilities and stockholders’ equity	$26,123	$32,575